Exhibit 4.1

DESCRIPTION OF REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

Set forth below is the description of each class of securities of Tron Inc. (the “Company”) outstanding as of December 31, 2025. The following description summarizes the most important terms of these securities. This summary does not purport to be complete and is qualified in its entirety by the provisions of our Articles of Incorporation and our Bylaws, copies of which have been previously filed with the Securities and Exchange Commission and are incorporated herein by reference. You should refer to our Articles of Incorporation, Bylaws and the applicable provisions of Nevada law for a complete description.

Common stock, par value $0.0001 per share (the “Common Stock”) is the only class of our securities currently registered under Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”). Our Common Stock is listed on the Nasdaq Capital Market under the symbol “TRON.”

Capitalization

Our authorized capital stock consists of 1,000,000,000 shares of Common Stock, and 10,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”), of which 1,000,000 shares are designated as Series A Preferred Stock and 5,000 shares of the Series A Preferred Stock are designated as convertible, and 100,000 shares are designated as Series B Preferred Stock.

Common Stock

Dividend Rights

Subject to preferences that may apply to any shares of Preferred Stock outstanding at the time, the holders of our Common Stock may receive dividends out of funds legally available if our board of directors (the “Board”), in its discretion, determines to issue dividends and then only at the times and in the amounts that our Board may determine. The Company did not declare or pay any dividends for the year ended December 31, 2025.

Voting Rights

Each stockholder is entitled to one vote for each share of Common Stock held by such stockholder. The Common Stock shares do not contain cumulative voting rights.

No Preemptive or Similar Rights

Our Common Stock is not entitled to preemptive or conversion rights or other subscription rights, and is not subject to redemption or sinking fund provisions.

Right to Receive Liquidation Distributions

Holders of common stock are entitled to dividends when, and if, declared by the Board out of funds legally available therefore; and then, only after all preferential dividends have been paid on any outstanding Preferred Stock.

Transfer Agent and Registrar

The Company’s transfer agent is ClearTrust, LLC with an address of 16540 Pointe Village Drive, Suite 210, Lutz, FL 33558 and a phone number of (813) 235-4490.

Description of Series A Convertible Preferred Stock

Stated Value

The stated value of the Series A Convertible Preferred Stock shall be $1,000 per share.

Dividend Rights

Holders shall be entitled to receive, and the Corporation shall pay, dividends on shares of Series A Preferred Stock equal (on an as-if-converted-to-Common-Stock basis) to and in the same form as dividends actually paid on shares of the Common Stock when, as and if such dividends are paid on shares of the Common Stock. No other dividends shall be paid on shares of Series A Preferred Stock.

Voting Rights

Holders of Series A Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series A Preferred Stock are convertible on the basis of a conversion price of $0.56. The Holders shall vote together with the holders of shares of Common Stock as a single class.

Description of Series B Convertible Preferred Stock

Stated Value

The stated value of the Series B Convertible Preferred Stock shall be $1,000 per share.

Voting Rights

Holders of the Series B Convertible Preferred Stock are entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series B Preferred Stock are convertible on the basis of a conversion price of $0.50. The Holders shall vote together with the holders of shares of Common Stock as a single class. The Series B Convertible Preferred Stock cannot be voted on an “as converted basis” of more than 19.99% of the currently outstanding shares of Common Stock until shareholder approval of such voting rights is obtained and becomes effective. Shareholder approval of such issuance was obtained and became effective on August 11, 2025; and therefore the 19.99% limitation was no longer applicable as of such date.

Dividend Rights

Holders shall be entitled to receive, and the Company shall pay, dividends on Series B Convertible Preferred Stock equal (on an as-if-converted-to-Common-Stock basis) to and in the same form as dividends actually paid on shares of the Common Stock when, as and if such dividends are paid on shares of the Common Stock.

Upon any liquidation, dissolution or winding-up of the Company, the holders of Series B Convertible Preferred Stock have a preference for the distribution of the entire remaining assets and funds of the Company legally available for distribution over any holders of other series of Preferred Stock or of the Common Stock.